Exhibit 10.9

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT made this 15th day of February, 2010 by and between FEMASYS INC., a Delaware corporation having a principal place of business at 5000 Research Court, Suite 100, Suwanee, Georgia 30024 (hereinafter the “Company”), and Gary E. Thompson, residing at 2315 Cape Courage Way, Suwanee, GA 30024 (hereinafter “Executive”).

Recital:

The Company desires to employ Executive and Executive desires to be employed by the Company upon the terms and conditions herein set forth.

NOW, THEREFORE, the parties agree as follows:

1.           Definitions. The terms defined in this Section 1 shall have the respective meanings indicated:

(a)	“Affiliate” of a Person shall mean a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person.

(b)	“Cause” shall mean any of the following:

(i)	any intentional or reckless misrepresentation of a material fact to the Board of Directors of the Company (the “Board”); breach of a fiduciary duty to the Company; or misappropriation or fraud against the Company;

(ii)	intentional destruction or theft of the Company’s property or falsification of the Company’s documents;

(iii)	a material breach by Executive of any provision of this Agreement and the failure by Executive to cure such breach within thirty (30) days of the date on which the Company gives Executive notice thereof; or

(iv)	gross negligence in the performance of his duties.

(c)	“Commencement Date” shall mean February 15, 2010, the date that Executive’s employment hereunder commences.

(d)	“Common Stock” shall mean the Company’s Common Stock, par value $.001 per share.

(e)	“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(f)	“Date of Termination” shall mean in the case of Executive’s death, the date of death, in the case of Disability, thirty (30) days after Notice of Termination is given following the occurrence of a Disability (provided Executive shall not have returned to the full-time performance of his duties during such thirty (30) day period), and in all other cases, the date specified in the Notice of Termination. Date of Termination shall also mean the final date of employment if the Term is not extended pursuant to Section 3 below.

(g)	“Disability” shall occur if, as a result of Executive’s incapacity because of physical or mental illness, Executive shall have been absent from the full-time performance of his duties with the Company for one hundred eighty (180) days in any nine (9) month period.

(h)	“Good Reason” shall mean any of the following bases for termination of Executive’s employment by Executive:

(i)	the removal of Executive as Vice President, Finance of the Company without Cause;

(ii)	the assignment to Executive of any duties inconsistent in any material respect with Executive’s executive position, authority, duties or responsibilities as contemplated by Section 5(a) of this Agreement; or

(iii)	a material breach by the Company of any provision of this Agreement and the failure by the Company to cure such breach within thirty (30) days of the date on which Executive gives the Company notice thereof.

(i)	“Inventions” means all inventions, discoveries, concepts and ideas, and the expressions of all concepts and ideas, whether or not copyrightable, and whether or not patentable, including but not limited to processes, methods, formulas, software, systems, and techniques, as well as improvements and enhancements.

(j)	“Notice of Termination” means a written notice of the termination of Executive’s employment by either the Company or Executive, except for a termination based on Executive’s death. A notice given pursuant to Section 3 is a Notice of Termination.

(k)	“Person” shall mean any natural person, corporation, partnership, association, limited liability company, trust, governmental authority or other entity.

(1) “Retirement” shall mean termination of Executive’s employment for any reason after Executive has reached age sixty five (65).

2.           Employment. The Company hereby employs Executive and Executive hereby accepts employment with the Company for the Term defined in Section 3 below, in the position and with the duties and responsibilities set forth in Sections 4 and 5 below, and upon the other terms and conditions hereinafter stated.

3.           Term. Executive’s employment is for the period commencing on the Commencement Date and terminating two (2) years from such date, or upon Executive’s earlier death, termination by reason of Disability or termination by either party pursuant to Section 10 (the “Initial Term”). The Initial Term shall be automatically extended for successive one (1) year periods (each a “Renewal Term,” with the Initial Term and any Renewal Terms collectively referred to herein as the “Term”), unless at least thirty (30) days prior to the end of the Initial Term or any Renewal Term, either party, by notice to the other party, elects not to have the Term automatically extended.

4.           Position. Executive shall serve as Vice President, Finance of the Company.

5.           Duties and Responsibilities.

(a)	Executive shall devote his full business time and best efforts to, and shall perform faithfully and loyally, the duties of the office of Vice President, Finance, and shall exercise such powers and fulfill such responsibilities as may be assigned to him by the Company’s Board and the President and Chief Executive Officer.

(b)	During the Term, Executive will not engage in other employment or consulting work or any trade or business for his own account or on behalf of any other Person without prior written consent of the Company’s President and Chief Executive Officer. Notwithstanding the foregoing, Executive may (i) serve on corporate, civic, industry or charitable boards or committees, and (ii) manage his own and his immediate family’s personal investments, provided that the activities permitted by clauses (i) and (ii) above shall not, individually or in the aggregate, interfere in any material respect with the performance of Executive’s responsibilities hereunder.

6.           Salary. For services rendered by Executive under this Agreement, the Company shall pay to Executive an aggregate annual base salary as of one hundred forty-five thousand dollars ($145,000), payable in equal installments, at least monthly, in accordance with the Company’s regular payroll procedures. The Compensation Committee of the Board shall in good faith consider increasing Executive’s salary at least annually.

7.           Employee Benefits. Executive shall be eligible for disability, medical, dental and other benefits provided to executives of the Company at the Company’s expense once such benefits are offered by the Company to its executives. Executive shall be granted options under the Company’s 2004 Amended and Restated Stock Incentive Plan and pursuant to a Incentive Stock Option Agreement in the form attached hereto as Exhibit “A” (the “Option Agreement”) to purchase 30,000 shares of the Company’s Common Stock (the “Option Stock”). The Option Stock shall have a term of ten (10) years and an exercise price of $0.45 per share and shall vest ratably over four (4) years commencing February 15, 2010. Any terms contained in this Agreement regarding the exercisability or vesting of such option, including without limitation this Section 7, shall be reflected in the terms of the Option Agreement.

8.           Vacation. Executive shall be entitled to three (3) weeks vacation (or a pro rata portion thereof) during each consecutive twelve (12) month period of employment beginning on the Commencement Date.

9.           Business Expenses. Executive shall be reimbursed for all reasonable business expenses incurred by him in connection with his employment, while he is engaged in Company business, to be supported by such documentation as is required by the Company’s normal procedures.

10.         Termination. Either the Company or Executive may terminate the employment of Executive at any time prior to the expiration of the Term of this Agreement, upon a finding of Cause or Good Reason.

11.         Payments During Disability and Upon Termination or Expiration. Executive or his estate shall be entitled to the following during a period of Disability, upon Executive’s death, upon termination of Executive’s employment by Executive or the Company, or if the Term of this Agreement is not extended by either party pursuant to Section 3 above, as the case may be:

(a)	During any period that Executive fails to perform his full-time duties with the Company as a result of incapacity due to physical or mental illness, until such time as Executive returns to the full-time performance of his duties or the Date of Termination if Executive’s employment is terminated after the occurrence of a Disability, Executive shall continue to receive his base salary at the rate in effect at the commencement of any such period, plus all other amounts or benefits to which Executive is entitled through such date under any plan, arrangement or practice in effect at the time of such termination, minus any disability benefits received by him under any insurance or disability plan of the Company or maintained at the expense of the Company, but only to the extent that such benefits are paid for periods for which Executive also receives the payments described in this Section 11(a).

(b)	If: (i) Executive’s employment is terminated by Executive without Good Reason prior to Retirement; (ii) Executive’s employment is terminated by the Company for Cause; then the Company shall pay Executive his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts or benefits to which Executive is entitled through such date under any plan, arrangement or practice in effect at the time of such termination. The Company shall have no further obligations to Executive under this Agreement (other than under COBRA and for vested and accrued benefits under Company-sponsored employee benefit plans and accrued and unpaid vacation.

(c)	If Executive’s employment is (i) terminated by reason of Executive’s death, or (ii) wrongfully terminated by the Company absent Cause, or (iii) terminated by Executive for Good Reason, then Executive shall be entitled to the following:

(A)	the Company shall pay to Executive any unpaid base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, no later than the end of the pay cycle following the Date of Termination, plus a pro rata portion of his bonus, if any, based on the number of months during which Executive was employed during the fiscal year in which his employment was terminated;

(B)	Executive shall be entitled to receive a lump sum severance payment equal to fifty percent (50%) of the then-current base annual salary. The severance payment will be due within thirty (30) days of the last date of employment; and

(C)	Executive shall be entitled to six (6 months) acceleration of unvested stock options to purchase capital stock or restricted stock of Company held by Executive.

(d)	If Executive’s employment shall be terminated by reason of Executive’s Retirement, then Executive shall be entitled to receive the compensation provided for in subsection 11(c)(A).

(e)	If Executive terminates his employment or if Company (or any successor) terminates Executive’s employment without Cause, Executive shall have ninety (90) days from the date of termination to exercise any vested options.

12.         Indemnification. Executive shall be provided indemnification protection in his capacity as an officer for actions taken within the scope of his employment, including insurance coverage with customary limits, to the full extent permitted by the Company’s Certificate of Incorporation and By-laws.

13.         Non-Solicitation/No-Hire. Executive agrees that, during the Term of his employment and for a period of one (1) year following the Date of Termination or expiration of the Term of his employment, as the case may be, he shall not conduct or participate (directly or indirectly, including through one or more Affiliates) in hiring, attempting to hire or assisting any other Person in hiring or attempting to hire, or inducing to leave the employ of the Company, any employee, officer or contractor of the Company, or any person who was an employee, officer or contractor of the Company within the six (6) month period prior to the Date of Termination or expiration of the Term of his employment.

14.         Non-Competition; Confidentiality.

(a)	During the Term and for the Restricted Period (hereinafter defined) after his employment hereunder terminates or is terminated, Executive will not in any way, directly or indirectly, manage, operate, control, accept employment or a consulting position with or otherwise advise, participate in, assist or be connected with, or provide any services to any Competitive Enterprise (as hereinafter defined); provided, that this Section 14(a) shall not prevent Employee from (A) being an employee of any division of any Entity to the extent that such division does not directly engage in the Competitive Enterprise, or (B)owning or having any other interest in, or right with respect to the revenues, receipts, profits or losses of any Competitive Enterprise (other than through ownership of no more than five percent (5%) of the outstanding shares of a Person’s stock which is listed on a national securities exchange or in the NASDAQ system). For purposes of this Section 14:

(i)	“Restricted Period” means the greater of the period of two (2) years next following the termination of the Executive’s employment by the Company for Cause or by Executive without Good Reason, or the period of time during which the Executive is receiving payments from the Company pursuant to Section 11 hereof (as the case may be); and

(ii)	“Competitive Enterprise” means any person, firm or corporation that directly or indirectly produces, markets, promotes, or sells contraception products or whose business, activities, products or services are then competitive with any of the business, activities, products or services conducted or offered by the Company.

(b)	For purposes of this Agreement, “Proprietary Information” shall mean any information relating to the business of the Company or its Affiliates that has not previously been publicly released by authorized representatives of the Company without a breach of this Agreement by Executive and shall include (but shall not be limited to) information encompassed in all marketing and business plans, customer lists, financial information, costs, pricing information, source code and related information and all methods, concepts, or ideas in or reasonably related to the business of the Company or its Affiliates which is treated by the Company as confidential information and any third party or client information received by the Company in confidence.

The Executive agrees to regard and preserve as confidential all Proprietary Information that has been or may be developed or obtained by Executive in the course of his employment with the Company or its Affiliates, whether he has such information in his memory or in writing or other physical form. Executive shall not, without written authorization from the Company to do so, use for his benefit or purposes, nor disclose to others, either during the Term or thereafter, except as required by the conditions of his employment hereunder, any Proprietary Information. This prohibition shall not apply to Proprietary Information which has been voluntarily disclosed to the public by the Company, independently developed and disclosed by others, or otherwise enters the public domain through lawful means. Upon termination of his employment, Executive shall promptly deliver to the Company all documents, storage media, and other tangibles containing Proprietary Information.

In the event that Executive is required by judicial process to make a disclosure of Proprietary Information, he shall provide the Company with immediate notice thereof, and will make no disclosure until the Company has had the opportunity to seek an appropriate protective order or some other waiver of compliance with the process, unless in the opinion of counsel to Executive the failure to make earlier disclosure would make Executive liable for contempt or cause him to suffer some other censure or penalty. In any circumstance where disclosure of Proprietary Information is required by valid legal process, Executive shall use his best efforts to obtain an order or other binding assurance that all disclosures will receive confidential treatment by the recipient(s).

(c)	Except as set forth in the NOTICE below, all Inventions which Executive conceives, develops or first actually reduces to practice either alone or with others during the Term of this Agreement shall be the exclusive property of the Company. Executive will disclose all such Inventions to the Company promptly and in writing and will comply with applicable Company procedures, if any, or as otherwise requested of Executive by the Company. When requested, and at the Company’s expense, Executive will assist the Company in efforts to protect such Inventions, including without limitation by taking any of the following actions:

(i)	making application for a patent on any such Invention specified by the Company;

(ii)	executing documents of assignment to the Company of all his right, title and interest in and to any such Inventions, all patent applications relating thereto, and all patents granted thereon; and (iii)from time to time, at the request of the Company, executing all instruments and rendering all such assistance as may reasonably be required in order to protect the rights of the Company and to vest in the Company all rights to any such Invention, patent application, and patent.

Each of Executive’s duties specified in this paragraph (c) shall survive termination of his employment to the extent such duties relate to Inventions made or conceived by him during his employment.

(d)	The Company will determine, in its sole and absolute discretion, whether an application for a patent will be filed on any Invention which is the exclusive property of the Company, as set forth above, and whether such an application will be abandoned prior to issuance of a patent.

NOTICE: This Agreement does not apply to any Invention: (i) for which no equipment, supplies, facility or trade secret information of the Company was used, which was developed entirely on Executive’s own time, and (ii) which does not relate directly to the business of the Company or to Executive’s actual or demonstrably anticipated research or development.

15.         Remedies. Executive recognizes the highly competitive nature of the industry in which the Company’s business is involved and acknowledges that his services to the Company will be special and unique; his work for the Company will allow him access to the Company’s highly proprietary and confidential information; the Company’s business is conducted throughout the world; the Company would not have entered into this Agreement but for the covenants and agreements contained in Sections 13 and 14 hereof; and the agreements and covenants in Sections 13 and 14 are essential to protect the business and goodwill of the Company. Executive understands and agrees that the Company will be irreparably damaged in the event that Sections 13 and 14 of this Agreement are violated and that such restrictions are necessary to protect the business and interests of the Company. Accordingly, Executive agrees that a remedy at law for any breach of such covenants would be inadequate. Executive agrees that the Company shall be entitled (in addition to any other remedy to which it may be entitled, at law or in equity) to a temporary, preliminary and permanent injunction to redress actual or threatened breaches of said Sections 13 and 14 and specifically to enforce the terms and provisions thereof, without the necessity of proving actual damage, provided that nothing herein contained shall be construed as prohibiting the Company from pursuing any other or additional judicial remedies available to it for any actual or threatened breach, including monetary damages or other remedies.

16.         Successors and Assigns. This Agreement is a personal contract, and the rights and interests of Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. Payments due Executive hereunder shall be payable to his heirs or fiduciaries upon his death. Except as may be expressly provided otherwise herein, this Agreement shall be binding upon the Company and inure to the benefit of the Company and its Affiliates, and its successors and assigns, including (but not limited to) any corporation or other entity which may acquire all or substantially all of the Company’s assets or business or into or with which the Company or an Affiliate may be consolidated or merged.

17.         Governing Law. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws thereof.

18.         Arbitration. Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitration panel, which shall consist of three (3) members, may be entered in any court having jurisdiction. Any arbitration shall be held in Atlanta, Georgia. One (1) arbitrator shall be selected by Executive, one (1) arbitrator shall be selected by the Company, and the third arbitrator shall be selected by the two (2) arbitrators selected by Executive and the Company.

19.         Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Company and the Executive are not relying on any such prior agreements or understandings in entering into this Agreement.

20.         Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Executive and by authorized officers of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

21.         Notices. Any notice to be given hereunder shall be in writing and delivered personally or by overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

To Executive: To the Company: With a copy to:
2315 Cape Courage Way, Suwanee, Georgia 30024
5000 Research Court, Suite 100, Suwanee, Georgia
30024
Guanming Fang, Esq., Womble Carlyle Sandridge
& Rice PLLC, One Atlantic Center, Suite 3500,
1201 West Peachtree Street, Atlanta, GA 30309

Any notice delivered personally shall be deemed given on the date delivered, any notice delivered by overnight courier shall be deemed given the day after deposit with a courier, and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date delivered as evidenced by the return receipt.

22.         Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

23.         Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

24.         Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

25.         Acknowledgment. The restrictions contained in Sections 13 and 14 of this Agreement are considered reasonable by the Company and Executive, and it is the desire of both parties that such restrictions and the other provisions of this Agreement be enforced to the fullest extent permissible under the laws and the public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any such restriction or provision shall be found to be void or invalid but would be valid if some part thereof were deleted or the period or area of application reduced, such restriction or provisions shall apply with such modification as shall be necessary to make it valid and effective. A deletion resulting from any adjudication shall occur only with respect to the operation of the provision or a portion thereof affected in the particular jurisdiction in which such adjudication is made, and each court or other body having jurisdiction with respect to the enforcement of the provisions of Section 13 and 14 of this Agreement are hereby empowered to modify by reduction, rather than deletion, the time periods or other restrictions referred to therein. Executive has had an opportunity independently to consult with counsel and has had an opportunity to be advised in all respects concerning the reasonableness and propriety of such restrictions and the other provisions of this Agreement, and represents that the Agreement is intended to be fully enforceable and effective in accordance with its terms.

26.         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall be one (1) and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Gary E. Thompson
Gary E Thompson

FEMASYS INC.

By:	/s/ Kathy Lee-Sepsick
Kathy Lee-Sepsick, President and
Chief Executive Officer